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                           BANC OF AMERICA FUNDS TRUST

                                     FORM OF

                           RULE 18F-3 MULTI-CLASS PLAN

I.   INTRODUCTION.

     Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares in the investment portfolios of Banc of America Funds Trust (the "Trust"). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the maximum initial sales loads, contingent deferred sales charges, Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services, if any, applicable to a particular class of shares of the portfolios. The Plan also identifies expenses that may be allocated to a particular class of shares to the extent that they are actually incurred in a different amount by the class or relate to a different kind or degree of services provided to the class.

     The Trust is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933 (Registration Nos. 333-____ and 811-_____). The Trust elects to offer multiple classes of shares in its investment portfolios pursuant to the provisions of Rule 18f-3 and this Plan.

     The Trust currently consists of the following eight separate multi-class investment portfolios: Banc of America Retirement 2005 Portfolio, Banc of America Retirement 2010 Portfolio, Banc of America Retirement 2015 Portfolio, Banc of America Retirement 2020 Portfolio, Banc of America Retirement 2025 Portfolio, Banc of America Retirement 2030 Portfolio, Banc of America Retirement 2035 Portfolio, Banc of America Retirement 2040 Portfolio.

     The above-listed investment portfolios of the Trust (the "Funds") are authorized to issue the following classes of shares representing interests in the Funds:

          (i)  Class A Shares

          (ii) Class B Shares

          (iii) Class R Shares and

          (iv) Class Z Shares;


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II.  ALLOCATION OF EXPENSES.

     A. Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Fund (i) any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1, ("Distribution Plan") and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares ("Shareholder Servicing Plan").

     B. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses, if any, to a particular class of shares in a single
Fund:

          (i) transfer agent fees identified by the transfer agent as being attributable to such class of shares;

          (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

          (iii) blue sky registration or qualification fees incurred by such class of shares;

          (iv) Securities and Exchange Commission registration fees incurred by such class of shares;

          (v) the expense of administrative personnel and services (including, but not limited to, those of a portfolio accountant, custodian or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

          (vi) litigation or other legal expenses relating solely to such class of shares;

          (vii) fees of the Trustees of the Trust incurred as a result of issues relating to such class of shares;

          (viii) independent accountants' fees relating solely to such class of shares; and

          (ix) any other fees and expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, relating to (as defined below) such class of shares.

     C. For all purposes under this Plan, fees and expenses "relating to" a class of shares are those fees and expenses that are actually incurred in a different amount by the class or that relate to a different kind or degree of services provided to the class. The proper officers of


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the Trust shall have the authority to determine whether any or all of the fees and expenses described in Section B of this Part II should be allocated to a particular class of shares. The Board of Trustees will monitor any such allocations to ensure that they comply with the requirements of the Plan.

     D. Income, realized and unrealized capital gains and losses, and any expenses of the Funds not allocated to a particular class of any such Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the relative net assets (settled shares), as defined in Rule 18f-3, of that class in relation to the net assets of the Fund.

     E. In certain cases, Columbia Management Advisors, LLC ("CMA"), Banc of America Securities LLC ("BAS"), Bank of America, N.A. ("Bank of America"), Columbia Management Distributors, Inc. ("CMD"), Columbia Management Services, Inc. ("CMS") or another service provider for a Fund may waive or reimburse all or a portion of the expenses of a specific class of shares of the Fund. The Board of Trustees will monitor any such waivers or reimbursements to ensure that they do not provide a means for cross-subsidization between classes.

III. CLASS ARRANGEMENTS.

     The following summarizes the maximum front-end sales charges, contingent deferred sales charges, Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services, if any, applicable to each class of shares of the Trust. Additional details regarding such fees and services are set forth in the relevant Fund's (or Funds') current Prospectus(es) and Statement of Additional Information.

     A. CLASS Z SHARES

          1.   Maximum Initial Sales Load: None

          2.   Contingent Deferred Sales Charge: None

          3.   Maximum Rule 12b-1 Distribution Fees: None

          4.   Maximum Shareholder Servicing Fees: None

          5. Conversion Features/Exchange Privileges: Class Z Shares of a Fund shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.

          6. Other Shareholder Services: Class Z Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.


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     B. CLASS R SHARES

          1.   Maximum Initial Sales Load: None.

          2. Contingent Deferred Sales Charge: (as a percentage of the lower of the original purchase price or redemption proceeds): None.

          3.   Maximum Rule 12b-1 Distribution/Shareholder Servicing Fees:
               Pursuant to a Shareholder Servicing and Distribution Plan adopted under Rule 12b-1, Class R Shares of each Fund may pay a combined distribution and shareholder servicing fee of up to 0.50% of the average daily net assets of such shares.

          4. Conversion Features/Exchange Privileges: Class R Shares of a Fund shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.

          5. Other Shareholder Services: Class R Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.

     C. CLASS A SHARES

          1.   Maximum Initial Sales Load: 5.75%.

          2. Contingent Deferred Sales Charge (as a percentage of the lower of the original purchase price or redemption proceeds): There is no contingent deferred sales charge for investments under $1 million. A maximum 1.00% applies to investors who purchase $1 million or more of Class A shares and redeem the, within one year of purchase.

          3.   Maximum Rule 12b-1 Distribution/Shareholder Servicing Fees:
               Pursuant to a Shareholder Servicing and Distribution Plan adopted under Rule 12b-1, Class A Shares of each Fund may pay a combined distribution and shareholder servicing fee of up to 0.25% of the average daily net assets of such shares.

          4. Conversion Features/Exchange Privileges: Class A Shares of a Fund shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.


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          5.   Other Shareholder Services: Class A Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.

     D. CLASS C SHARES

          1.   Maximum Initial Sales Load: None

          2. Contingent Deferred Sales Charge (as a percentage of the lower of the original purchase price or redemption proceeds): 1.00% if redeemed within one year of purchase and eliminated thereafter.

          3. Maximum Rule 12b-1 Distribution Fees: Pursuant to a Distribution Plan adopted under Rule 12b-1, Class C Shares of each Fund may pay distribution fees of up to 0.75% of the average daily net assets of such shares.

          4. Maximum Shareholder Servicing Fees: Pursuant to a Shareholder Servicing Plan, Class C Shares of each Fund may pay shareholder servicing fees of up to 0.25% of the average daily net assets of such shares.

          5. Conversion Features/Exchange Privileges: Class C Shares of a Fund shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.

          6. Other Shareholder Services: Class C Shares of a Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.

IV.  BOARD REVIEW.

     The Board of Trustees of the Trust shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interests of each class of shares of the Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Adopted:
Last amended:


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